Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:
Liolios Group, Inc.
Ronald Both, 949-574-3860
ron@liolios.com

SANZ Announces Preliminary Operating Results for Second Quarter 2006

Englewood, Colorado, August 14, 2006 - SAN Holdings, Inc. (OTCBB: SANZ) reported revenue of $13.9 million and gross profit of $3.2 million for its quarter ending June 30, 2006. Net loss for the June 2006 quarter was $2.1 million and net loss available to common shareholders was $3.2 million (net loss per share of $0.03), and included a deemed dividend related to the beneficial conversion feature of convertible Series A preferred stock issued by SANZ in April and May of 2006. Excluding this item, net loss per share would have been $0.02.

Bob Ogden, SANZ’ CFO, stated, “For the quarter, both revenue and gross profit were up when compared to the June 2005 quarter primarily as a result of strong performance in our Commercial Storage Solutions business. Our professional services revenue was only notionally higher compared to the prior year quarter primarily due to delayed starts on new projects in our Federal Storage Solutions business. Sales of software and services from our EarthWhere™ segment were down as compared to the 2005 quarter due to contract award delays on certain Department of Defense opportunities. Operating expenses for the June 2006 quarter increased from the June 2005 quarter primarily from absorbed temporary underutilization of Federal professional services staff and increased EarthWhere business and software development expenses to address specifically the Defense market sector.”

SANZ’ CEO, John Jenkins, noted, “We are pleased with the second consecutive quarter of improving performance from our Commercial Storage Solutions business and expect to see these trends continue through the balance of the year as we rollout some new additional service offerings directed at the data security market.. With the recent release of new engagements, our Federal professional services business closed the June quarter at full utilization and we returned to a hiring mode. We entered the September quarter with a good pipeline of EarthWhere software and service opportunities that includes important new clients in our current prime target sector of the Defense and Intelligence communities. Some of this business has already closed, and we expect significant new orders from this sector over the next few weeks. We introduced our EarthWhere ™ Pro Series at the ESRI user conference attended by nearly 14,000 in San Diego last week. This product series is designed to tightly integrate with the ESRI geospatial product framework. ESRI is the world leader in Geographic Information System (GIS) technology.

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About SANZ
SANZ is a nationwide data storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. As part of its business model, SANZ has developed specialized expertise in the data management challenges of geotechnology users. SANZ’ software product, EarthWhere, is a spatial data provisioning application that manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings, Inc. http://www.sanz.com

FORWARD LOOKING STATEMENTS:
This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.

SAN Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$-	$6
Accounts receivable, net	7,704	11,832
Other current assets	2,957	2,912
Total Current assets	$10,661	$14,750

Property & equipment, net	592	673
Capitalized software, net	1,125	872
Goodwill	22,808	22,808
Intangible assets, net	1,598	1,736
Other assets	368	378
Total assets	$37,152	$41,217

Liabilities and Stockholders' Equity

Bank debt	$2,124	$20,401
Other current liabilities	14,029	13,975
Total current liabilities	16,153	34,376

Long-term debt	5,443	-

Total Stockholders' Equity	15,556	6,841
Total Liabilities & Stockholders' Equity	$37,152	$41,217

SAN Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for share and per share data)

	For the three months ended June 30,
	2006	2005

Revenue	$13,906	$13,273
Cost of sales	10,661	10,087
Gross profit	3,245	3,186

Gross margin percentage	23.3%	24.0%

Selling, engineering, general and administrative expenses	4,839	3,544
Depreciation and amortization	226	278

Loss from operations	(1,820)	(636)

Interest expense	(291)	(405)
Charge for warrants issued to related party for debt guaranty	-	(520)
Other income (expense)	-	1

Net loss	$(2,111)	$(1,560)

Deemed dividend related to beneficial conversion feature of convertible Series A Preferred Stock	(1,068)	-

Net loss available to common stockholders	$(3,179)	$(1,560)

Basic and diluted net loss per share	$(0.03)	$(0.01)

Weighted average common shares -- basic and diluted	115,878,022	107,895,625

SAN Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	For the six months ended
	June 30, 2006	June 30, 2005

Net cash provided by (used in) operating activities	$1,206	$(384)

Net cash used in investing activities	(649)	(658)

Net cash provided by (used in) financing activities	(563)	629

Net increase (decrease) in cash and cash equivalents	$(6)	$(413)

Cash and cash equivalents at beginning of period	6	486

Cash and cash equivalents at end of period	$-	$73

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